Exhibit 99.1

IDT Reports Results for Fourth Quarter and Fiscal Year 2003

•	Annual Consolidated Revenues Increase 16%
•	IDT Telecom ‘03 Operating Profits Double Those of ‘02
•	Strong Cost Controls Yield a $30 Million Year-over-Year Improvement in Consolidated SG&A Expenses
•	Cash, Cash Equivalents & Marketable Securities Remain Above $1 Billion

NEWARK, N.J. — October 23, 2003 — IDT Corporation (NYSE: IDT, IDT.C) today reported record revenues of $485.7 million for the fourth quarter of its Fiscal Year 2003, the three months ended July 31, 2003. Revenues for the fourth quarter increased 6.8% from the third quarter, and 12.7% over the revenues recorded during the fourth quarter of Fiscal Year 2002. For Fiscal Year 2003, IDT recorded revenues of $1.8 billion, up 15.8% from Fiscal Year 2002.

Net income for the fourth quarter of Fiscal Year 2003 was $8.3 million, or $0.10 per diluted share. This compares with a net loss of $78.2 million, or ($0.99) per share, in Fiscal Year 2002’s fourth quarter, and a net loss of $9.3 million, or ($0.12) per share, in Fiscal Year 2003’s third quarter. For the Fiscal Year ended July 31, 2003, IDT recorded a net loss of $17.5 million or ($0.22) per share, compared with a net loss of $303.3 million or ($4.04) per share in Fiscal Year 2002.

As of the close of the fourth quarter of Fiscal Year 2003, consolidated cash, restricted cash, cash equivalents and marketable securities stood at $1.0 billion, which includes $94.1 million held by Net2Phone.

IDT recorded a loss from operations of $29.4 million for the fourth quarter of Fiscal Year 2003. This compares with a loss from operations of $158.6 million in Fiscal Year 2002’s fourth quarter, and a loss from operations of $37.9 million in Fiscal Year 2003’s third quarter. Excluding the $16.0 million loss from operations of Net2Phone (IDT’s Internet Telephony business segment)1, the loss from operations would have been $13.3 million in the fourth quarter of Fiscal Year 2003. This compares with a loss from operations of $141.1 million in Q4 of Fiscal Year 2002, and a loss from operations of $28.1 million in the third quarter of Fiscal Year 2003, a 52.3% sequential quarterly improvement.

For Fiscal Year 2003, consolidated SG&A expenses declined 6.6%, or $29.7 million from $451.5 million to $421.8 million, decreasing from 28.5% of Fiscal Year 2002 revenues to 23.0% of Fiscal Year 2003 revenues. SG&A expenses for Q4 of Fiscal Year 2003 were $14.7 million lower than in Q4 of Fiscal Year 2002, a 12.3% decline. Compared to the third quarter of Fiscal Year 2003, SG&A expenses were exactly even at $105.0 million. This amounted to 21.5% of Fiscal Q4 2003 revenues, versus 23.1% of Fiscal Q3 2003 revenues.

The following table summarizes the operating performance of IDT’s business segments2:

	Revenues					Income (Loss) from Operations
$ millions	FY 2003	FY 2002	Q4 ‘03	Q3 ‘03	Q4 ‘02	FY 2003	FY 2002	Q4 ‘03	Q3 ‘03	Q4 ‘02
IDT Retail Telecom	$1,233.2	$1,121.7	$318.3	$299.8	$296.2	$91.0	$61.3	$24.9	$21.8	$19.3
IDT Wholesale Telecom	405.5	289.3	117.3	109.2	82.7	(27.6)	(30.5)	(4.9)	(6.1)	(5.1)

IDT Telecom Total	1,638.7	1,411.0	435.6	409.0	378.9	63.4	30.8	20.0	15.7	14.2
IDT Solutions	87.6	79.6	21.6	20.8	27.3	(88.8)	(96.6)	(21.3)	(19.6)	(33.6)
IDT Media	27.6	21.4	11.1	5.5	5.7	(9.1)	(132.0)	(2.7)	(2.3)	(114.8)
Internet Telephony	80.8	71.9	17.4	19.6	18.9	9.7	(216.1)	(16.0)	(9.8)	(17.5)
Corporate	0.0	0.0	0.0	0.0	0.0	(48.8)	(26.5)	(9.4)	(21.8)	(6.9)

Total IDT	$1,834.5	$1,583.8	$485.7	$454.9	$430.9	($73.6)	($440.3)	($29.3)	($37.9)	($158.6)

“In Fiscal 2003, we made progress on just about every front,” said Jim Courter, Vice Chairman and CEO. “The highlight is IDT Telecom’s enormous strides in profitability, with strong prospects for more progress to come.”

“We entered the telecom industry twelve years ago with ground-breaking technology that provided millions of people more affordable international phone calls,” Mr. Courter continued. “Lower pricing contributed to explosive growth in international calling, and we have become one of the world’s largest carriers of international voice traffic. Today, IDT Media has that same strategy. Our innovative computer animation technology is challenging the established high-cost approach that has been standard in the industry up to now. We are expecting great things from our animation business within a few years.”

RESULTS OF OPERATIONS

IDT Telecom Division

IDT Telecom enjoyed the most successful quarter in its history in the fourth quarter of Fiscal Year 2003, and the most successful year in its history in Fiscal 2003. Revenues for the quarter increased 15% year over year, and 6.5% from the Fiscal Q3 2003 level. Income from operations increased 41% over the Fiscal 2002 figure, and 27% from the Fiscal Q3 2003 level. For Fiscal Year 2003, income from operations more than doubled from the prior year, on a 16% increase in revenues. The fourth quarter of Fiscal Year 2003 represented the eighth consecutive quarter of sequential revenue growth and positive operating income.

IDT Telecom experienced revenue growth in both of its retail telecommunications services and its wholesale telecommunications services segments during Fiscal Year 2003. Management anticipates continued double-digit overall revenue growth in Fiscal Year 2004, with international revenues expected to account for an increasing percentage of total revenues.

IDT Telecom minutes of use for the fourth quarter of Fiscal Year 2003 increased 26.6% year over year from 3.5 billion minutes to 4.5 billion minutes, and 6.6% from the Fiscal Q3 2003 level of 4.2 billion minutes. For Fiscal Year 2003, minutes of use increased 39.8% from 11.8 billion minutes to 16.5 billion minutes.

“A year ago I was very pleased to be reporting a stunning turnaround at IDT Telecom,” remarked Motti Lichtenstein, CEO of IDT Telecom. “Today I am delighted that we have come so much farther, even as we deal with a challenging telecom industry environment. We will continue to respond to those challenges in Fiscal 2004, as we further establish IDT Telecom as one of the global telecom industry’s mainstays.”

IDT Telecom Line of Business Detail

	Revenues					Gross Profit Margin
$ millions	FY 2003	FY 2002	Q4 ‘03	Q3 ‘03	Q4 ‘02	FY 2003	FY 2002	Q4 ‘03	Q3 ‘03	Q4 ‘02
Prepaid Calling Card	$1,080.0	$1,008.9	$279.9	$260.7	$263.4	22.2%	22.7%	22.7%	22.2%	24.1%
Consumer Phone Services	152.0	110.5	38.1	39.0	32.3	56.5%	54.5%	55.3%	55.6%	53.1%
Other Retail	1.2	2.4	0.3	0.2	0.5	59.3%	27.0%	36.0%	82.6%	51.8%

Total Retail	1,233.2	1,121.7	318.3	299.8	296.2	26.5%	25.8%	26.6%	26.5%	27.3%
Wholesale	405.5	289.3	117.3	109.2	82.7	11.2%	11.9%	10.9%	12.2%	13.6%

Total Telecom	$1,638.7	$1,411.0	$435.6	$409.0	$378.9	22.7%	22.9%	22.4%	22.7%	24.3%

IDT Retail Telecom

IDT Retail Telecom’s revenues for the quarter increased 7.5% year over year, and 6.2% from the Fiscal Q3 2003 level. Income from operations for the quarter increased 29% year over year and 14.4% from the Fiscal Q3 2003 level. For Fiscal Year 2003, income from operations increased 48.4% from the prior year, on a 9.9% increase in revenues.

Key Points

•	Calling card revenues increased 7.0% in the fourth quarter of Fiscal 2003 over those recorded in the third quarter of Fiscal 2003, and were 6.0% higher than during Fiscal Year 2002’s fourth quarter. For Fiscal Year 2003, calling card gross profit margins narrowed slightly, to 22.2%, from 22.7% in Fiscal Year 2002. Calling card gross profit margins fluctuated throughout Fiscal Year 2003, owing to the significant number of new, aggressively-priced calling cards launched during the year. These cards initially depressed overall calling card profit margins. However, as several of these cards have moved into the more mature, profitable stages of their lifecycles, overall calling card profit margins have improved on a sequential quarterly basis. Gross profit margins for the fourth quarter amounted to 22.7%, representing a 200 basis point increase from Fiscal Year 2003’s quarterly low point of 20.7%, recorded in the second quarter.

•	Looking to Fiscal 2004, management anticipates further revenue gains from both the U.S. and international calling card divisions. Private label calling cards, which are primarily sold through major retail chains, have quickly become one of IDT Telecom’s fastest-growing products in Fiscal 2003. Private label calling cards are expected to contribute strongly to overall calling card growth in Fiscal 2004.

•	For the fourth quarter of Fiscal Year 2003, consumer phone services (formerly known as consumer long distance) revenue was $38.1 million, up from $32.3 million in the year-ago period, but down from $39.0 million in the third quarter of Fiscal Year 2003. The sequential decline in revenue reflects the relatively high customer churn rates IDT Telecom is experiencing currently with respect to its long distance customer base. However, in September 2003, IDT Telecom launched “IDT America Unlimited,” a new flat rate calling plan bundling local, regional toll and long distance service with popular calling features, for as low as $39.95 per month, plus applicable fees and taxes. The initial launch covered New York, New Jersey, Maryland and Pennsylvania. A service launch is imminent in Virginia, West Virginia, Maine, Delaware and New Hampshire, with several more states expected to be added by the end of calendar 2004.

•	IDT Telecom is currently shifting the majority of its advertising spending from nationally offered pure long distance service to this new regional product. IDT anticipates investing significant marketing dollars in this business in Fiscal 2004. Consequently, IDT expects to have fewer purely long distance customers and more “all-distance” customers in the coming months.

IDT Wholesale Telecom

IDT Wholesale Telecom enjoyed its best quarter in three years in the fourth quarter of Fiscal Year 2003, and its best year in three years in Fiscal 2003. Revenues for the quarter increased 41.8% year over year, and 7.5% from Q3 of Fiscal Year 2003. The loss from operations in Q4 decreased 3.9% from the Fiscal Year 2002 comparative quarter, and 19.7% from the previous quarter level. For Fiscal Year 2003, the loss from operations was reduced 9.5% from the prior year, on a 40.2% increase in revenues.

Key Points:

•	Growth (in dollar terms) was almost evenly divided between U.S. and internationally-originated wholesale business. Domestic and international growth was driven by increased business with established Tier 1 customers and an increase in the number of customer relationships.

•	The expansion of the wholesale business, particularly in international operations, is expected to continue to drive growth during Fiscal Year 2004, albeit at a somewhat slower pace than that experienced during Fiscal Year 2003.

IDT Solutions Division

IDT Solutions recorded revenues of $21.6 million in the fourth quarter of Fiscal Year 2003 compared to revenues of $20.8 million in the third quarter of Fiscal Year 2003, a 3.8% sequential increase. Fourth quarter Fiscal Year 2002 revenues were $27.3 million. The 20.9% decline from Q4 of Fiscal Year 2002 resulted primarily from exiting non-core businesses.

Most significantly, gross profit dollars increased from $97,000 in Q3 of Fiscal Year 2003 to $1.4 million in Q4. Correspondingly, gross profit margins improved quarter-to-quarter from 0.5% to 6.7%. This margin expansion is due to the aforementioned revenue increase as well as the continued grooming of our connectivity and real estate networks. SG&A expenses in Q4 were reduced by $1.6 million from their level in the third quarter of Fiscal Year 2003. IDT Solutions’ loss from operations was $21.3 million in Q4 of Fiscal Year 2003, an increase of 8.7% from a loss from operations of $19.6 million incurred in Q3, and a decrease of 37% from the comparable prior year period. The increase in operating loss in Q4 as compared to Q3 was due to a one-time impairment charge of $4.5 million recorded in Q4, to write down the asset value of certain optronics equipment. If not for this charge, operating results would have improved by $2.9 million in Q4.

For Fiscal Year 2003, IDT Solutions reported a loss from operations of $88.8 million on revenues of $87.6 million, versus a loss of $96.6 million on revenues of $79.6 million in Fiscal Year 2002. IDT acquired the Winstar assets during the second quarter of Fiscal 2002.

“In June we announced a target of reducing IDT Solutions’ cash burn rate to approximately $2.5 million per month by the end of calendar year 2003,” said IDT Solutions CEO, Brian Finkelstein. “This remains our immediate goal, and we believe that we are on track to accomplish it. In recent months, our sales progress, which is vital to our long-term success, has improved.”

IDT Media Division

IDT Media delivered record revenues of $11.1 million in the fourth quarter of Fiscal Year 2003. This compares to revenues of $5.7 million in Q4 of Fiscal Year 2002 and revenues of $5.5 million in the third quarter of Fiscal Year 2003. Most of the revenue increase came from the consolidation of Film Roman, acquired in May 2003.

In the fourth quarter of Fiscal Year 2003, the IDT Media division reported a loss from operations of $2.7 million compared to a $114.8 million loss from operations (after an impairment charge of $111.1 million) in the fourth quarter of Fiscal Year 2002 and a $2.3 million loss from operations in the third quarter of Fiscal Year 2003. For Fiscal Year 2003, IDT Media posted a loss from operations of $9.1 million on revenues of $27.6 million, compared with a loss from operations of $132.0 million on revenues of $21.4 million in Fiscal Year 2002.

Key Points:

•	Digital Production Solutions (DPS), IDT Media’s animation unit, recorded revenues of $5.0 million for Fiscal Year 2003, of which $4.4 million were in the fourth quarter. DPS reported an operating loss of $0.3 million for the fourth quarter, and $1.3 million for Fiscal Year 2003.

•	In September 2003, DPS signed a binding Letter of Intent to acquire a controlling interest in Mainframe Entertainment, Inc. (TSX. MFE), a leading creator of computer animation for television and direct-to-video products. Mainframe Entertainment has partnered with Hasbro, Mattel and Sony to create television series based on characters and brands including Barbie, Hot Wheels and Spider-Man. Its programming has aired on The Cartoon Network, ABC, and FOX networks in the U.S., and YTV and CBC in Canada.

•	In October 2003, IDT Media increased its ownership stake in Film Roman, Inc. to 77.3% from the 54.9% stake initially acquired by DPS in May 2003. DPS, through Film Roman, is one of the leading independent animation studios in the world and develops, produces and distributes a broad range of television programming for the network, cable, first-run domestic syndication and international markets. Film Roman has produced and continues to produce some of the world’s best-known animated series, including The Simpsons™, King of the Hill™, and X-Men™

•	Also in October, DPS announced a production services agreement with BAF Berlin Animation Film under which DPS will act as the single source animation company for Happily N’Ever After™, a feature length 3-D Computer Graphic animation motion picture which is a humorous action/adventure reinterpretation of classic Grimm Brothers Fairy Tales.

•	In July 2003, DPS purchased a minority stake in Vanguard Animation, a producer of computer generated animated feature films. Vanguard Animation was founded in 2002 by John Williams, the originating producer of Shrek™, and Neil Braun, formerly of NBC, Viacom and HBO. Vanguard Animation has a three-picture deal with Disney and is currently in production on the first picture, Valiant™. Under the terms of the investment, DPS will have the opportunity to provide production work on Vanguard Animation’s films. DPS also entered into a joint venture agreement with Vanguard Animation to co-produce and co-own computer generated animated films, as well as computer generated animation projects for television exhibition or direct-to-video/DVD distribution.

•	DPS is currently in production on two original full-length feature films, created and scripted in-house, and several proprietary direct-to-retail projects.

•	CTM Brochure Display, IDT Media’s brochure distribution business, hit its sales target of $15 million for the fiscal year, and delivered an operating margin of over 20%.

•	IDT Media has initiated a new line of radio programs to be marketed under the name “Liberty Broadcasting System.” This programming will focus on intelligent, analytic programming and will feature programs by William Kristol, Linda Chavez, and others.

•	Also in September, IDT announced the creation of IDT Contact Services, a new business unit that will develop, manage and provide call center services to IDT and external clients. In connection with the establishment of this business unit, IDT Media has acquired two tele-services companies, Marketing Ally, based in Provo, Utah and Contact America, Inc, headquartered in La Jolla, California.

“To think that we could become a major player in the animation industry in little more than a year is mind-boggling. It is a validation of the competitive advantages of our technology,” said IDT Media CEO Mitch Burg. “We are devising a fresh sound for the talk radio market, based on programs that respect the audience’s intelligence rather than condescending and lecturing. Add to that the fiscal achievements of CTM in a sector still recovering from the changed travel and vacation patterns, and what more can you ask?”

Internet Telephony

IDT’s Internet Telephony business is conducted by Net2Phone, which is a separate public company whose common stock is quoted on the NASDAQ National Market under the symbol NTOP. Net2Phone is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. On October 22, 2003, Net2Phone issued a press release with respect to its results for the fourth quarter and Fiscal Year 2003 ended July 31, 2003. Set forth below is a brief description of the Net2Phone results that are consolidated in IDT’s results. For further information with respect to Net2Phone, reference may be made to the above-referenced press release and other Net2Phone press releases, Net2Phone’s Annual Report on Form 10-K, and prior and subsequent reports and other information filed by Net2Phone from time to time with the Securities and Exchange Commission. None of such releases, reports or information is incorporated into this release and such releases, reports and information do not form a part of this release.

Net2Phone’s loss from operations was $16.0 million on revenues of $17.4 million in the fourth quarter of Fiscal Year 2003, net of intercompany transactions with IDT. This compares with a loss from operations of $17.5 million recorded in the fourth quarter of Fiscal Year 2002 and $9.8 million in the third quarter of Fiscal Year 2003.

Key points:

•	Nine consecutive quarters of gross margins above 40%;
•	A recently signed agreement to deliver satellite VoIP services in Africa in conjunction with AFSAT and Hughes Network Systems; and
•	An agreement with Liberty Cablevision of Puerto Rico to deliver managed VoIP cable telephony services on an outsourced basis to its customers.

“Our two business segments provide a healthy balance between an established international company that has already reached positive segment income and an exciting new venture with significant potential for growth,” said Net2Phone CEO Stephen Greenberg. “With the signing of Liberty Cablevision of Puerto Rico, we have proven that our quality of service is equivalent to that of traditional telephone service, and that we can provide cable operators like Liberty Cablevision with a comprehensive telephony solution with a business model that suits their needs.”

IDT’s net loss for Q4 includes only its 21.2% percent ownership stake in Net2Phone during the quarter. A “minority interest” adjustment (below the operating line) adds back Net2Phone’s net losses attributable to the other shareholders of Net2Phone.

IDT CONFERENCE CALL INFORMATION

In connection with this release of quarterly and annual results, IDT will be hosting a conference call today for analysts, investors and the general public, at 4:45 PM Eastern Time.

To access the call from the U.S., dial 1-866-594-2183. For international callers, the dial-in number is 1-973-935-8583. No passcode is required. A replay of the teleconference will be available for one week after the conference call at 1-877-519-4471, passcode #4245584 for domestic callers, or 1-973-935-8583, passcode #4245584 for international callers.

Alternatively, interested participants may access a webcast of the conference call by visiting the IDT Website, at www.idt.net A direct link to the call will be placed on the website. Listening to the webcast of the call will require Windows Media software. Please allow at least 15 minutes to download the necessary audio software prior to the call. An archived copy of the call will be available at the IDT Website in the Investor Relations section’s Presentations for at least six months after the call.

A copy of this press release and additional financial and statistical information relating to the fourth quarter and Fiscal Year 2003 presented during the conference call (including a reconciliation of non-GAAP financial measures that may be discussed during the conference to the most comparable GAAP measure) will be available on IDT’s website at www.idt.net in the Investor Relations section’s News Library.

IDT CORPORATION

IDT Corporation, through its IDT Telecom subsidiary, is a multinational communications company serving retail and wholesale customers worldwide. Its primary offerings are prepaid debit and rechargeable calling cards, wholesale telecommunications carrier services and consumer phone services. In providing calling card and wholesale carrier services, IDT Telecom utilizes its network of switches in the United States, Europe and South America, as well as its owned and leased capacity on 14 undersea fiber-optic cables that connect its U.S. facilities with its international facilities and with third-party facilities in Europe, Latin America and Asia. IDT Telecom utilizes other carriers’ networks in providing consumer long distance services. IDT, through its IDT Media subsidiary, also operates several media and entertainment-related businesses, including a digital animation production company, a talk radio network, a radio station in the Washington, D.C. metropolitan area, and a call center business. Through IDT Solutions (formerly Winstar), IDT provides broadband and telephony services to commercial and governmental customers through a fixed-wireless and fiber infrastructure. Net2Phone, Inc. is a leading provider of high-quality global retail Voice over IP services, either directly or via a partner and has recently begun offering cable telephony services.

IDT Corporation Class B common shares trade on the New York Stock Exchange under the ticker symbol IDT and its common stock trades under the symbol IDT.C.

Important Note:  In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 are used. While these forward-looking statements represent IDT’s current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in IDT’s most recent report on SEC Form 10-K (under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K and other filings IDT may make with the SEC.

Footnotes

1   Due to IDT’s control, through an intermediate entity, of a majority of the outstanding voting equity of Net2Phone, IDT consolidates Net2Phone’s financial results with its own. IDT’s percentage ownership of Net2Phone’s equity during Q4 of Fiscal Year 2003 was 21.2%. On IDT’s statement of operations, through a minority interest adjustment, IDT’s percentage interest in Net2Phone’s results is reflected in IDT’s net income/(loss) and earnings per share results. However, due to the consolidation of 100% of Net2Phone’s operating results prior to the minority interest adjustment, the entire Net2Phone loss from operations is reflected in IDT’s consolidated loss from operations. Accordingly, a presentation of the IDT’s loss from operations without the effect of Net2Phone’s operational results may be useful to investors.

2   Columns and tables may not add due to rounding.

Investors	Media
Sam Abraham Senior VP, Finance 973-438-3546 Mary Jennings	Gil Nielsen VP, IDT Corporate Communications 973-438-4002
Manager, Investor Relations 973-438-3124

IDT CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

	YEAR ENDED JULY 31,		THREE MONTHS ENDED JULY 31,
	2003	2002	2003	2002
	( in thousands, except per share data)		( in thousands, except per share data)
STATEMENT OF OPERATIONS DATA:
Revenues	$1,834,547	$1,583,794	$485,739	$430,847
Costs and expenses:
Direct cost of revenues (exclusive of items shown below)	1,409,465	1,214,802	373,293	328,044
Selling, general and administrative	421,829	451,476	104,966	119,690
Depreciation and amortization	89,309	83,916	24,030	22,040
Settlement of litigation by Net2Phone	(58,034)	—	—	—
Non-cash compensation	32,286	16,440	8,524	605
Restructuring, severance and impairment charges	13,312	257,501	4,279	119,087

Total costs and expenses	1,908,167	2,024,135	515,092	589,466

Loss from operations	(73,620)	(440,341)	(29,353)	(158,619)
Interest income, net	26,095	24,174	4,750	6,981
Other income (expense):
Gain on sale of subsidiary stock	22,422	—	—	—
Equity in income (loss) of affiliates	(4,425)	(2,226)	(614)	3,586
Investment and other income (expense), net	(15,327)	(13,754)	38	(3,402)

Loss before minority interests, income taxes and
cumulative effect of accounting change	(44,855)	(432,147)	(25,179)	(151,454)
Minority interests	(43,035)	151,436	3,918	4,053
Benefit from income taxes	70,373	124,345	29,597	69,172

Income (loss) before cumulative effect of accounting change	(17,517)	(156,366)	8,336	(78,229)
Cumulative effect of accounting change, net of income taxes of $3,525	—	(146,983)	—	—

Net income (loss)	$(17,517)	$(303,349)	$8,336	$(78,229)

Earnings per share:
Income (loss) before cumulative effect of accounting change:
Basic	$(0.22)	$(2.08)	$0.10	$(0.99)
Diluted	$(0.22)	$(2.08)	$0.10	$(0.99)
Cumulative effect of accounting change, net of income taxes:
Basic	—	$(1.96)	—	—
Diluted	—	$(1.96)	—	—
Net income (loss):
Basic	$(0.22)	$(4.04)	$0.10	$(0.99)
Diluted	$(0.22)	$(4.04)	$0.10	$(0.99)

Weighted-average number of shares used in calculation of earnings per share:
Basic	80,176	75,108	81,278	78,704
Diluted	80,176	75,108	87,724	78,704

BALANCE SHEET DATA:
	July 31, 2003	July 31, 2002
Cash and cash equivalents, restricted cash, and marketable securities	$1,043,779	$1,099,966
Property, plant and equipment net	287,127	279,410
Total assets	1,732,342	1,777,662
Total stockholders’ equity	897,527	869,770

STATEMENT OF CASH FLOWS DATA:
	YEAR ENDED JULY 31,
	2003	2002
Net cash provided by (used in) operating activities	40,846	(34,407)
Capital expenditures	(63,157)	(49,026)

IDT CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

THREE MONTHS ENDED JULY 31, 2003

(Segment data is shown net of effect of inter-segment transactions)

	Total IDT	Wholesale	Retail	IDT	IDT
(In thousands)	Corporation	Telecom	Telecom	Solutions	Media	Net2Phone	Corporate

STATEMENT OF OPERATIONS DATA

Revenues	$485,739	$117,296	$318,320	$21,620	$11,091	$17,412	—
Costs and expenses:
Direct cost of revenues (exclusive of items shown below)	373,293	104,534	233,618	20,171	6,087	8,883	—
Selling, general and administrative	104,966	12,610	49,181	14,557	6,945	12,646	9,027
Depreciation and amortization	24,030	5,037	10,350	3,660	720	3,877	386
Non-cash compensation	8,524	—	271	—	—	8,245	8
Restructuring, severance and impairment charges	4,279	—	—	4,500	—	(221)	—

Total costs and expenses	515,092	122,181	293,420	42,888	13,752	33,430	9,421

Income (loss) from operations	(29,353)	(4,885)	24,900	(21,268)	(2,661)	(16,018)	(9,421)
Interest income, net	4,750
Other income (expense):
Equity in loss of affiliates	(614)
Investment and other income (expense), net	38

Loss before minority interests and income taxes	(25,179)
Minority interests	3,918
Benefit from income taxes	29,597

Net income	$8,336